                               PROTOCOL SYSTEMS, INC.

                           EXECUTIVE EMPLOYMENT AGREEMENT

PARTIES:  Protocol Systems, Inc. ("Company")
          8500 SW Creekside Place
          Beaverton, OR 97008

          ROBERT F. ADRION ("Executive")
          3029 Carrigan Canyon
          Salt Lake City, Utah  84109


DATE OF AGREEMENT:  August 1, 1999

                                     RECITALS:

A. The Company wishes to obtain the services of the Executive for at least the duration of this Agreement, and the Executive wishes to provide his services for such period, all upon the terms and conditions set out in this Agreement.

B. It is expressly recognized by the parties that the Executive's continuance in the Executive's position with the Company and agreement to be bound by the terms of this Agreement represents a substantial commitment to the Company in terms of the Executive's personal and professional career and a foregoing of present and future career options by the Executive, for all of which the Company receives substantial value.

C. The parties recognize that a Change of Control (as defined below) may result in material alteration or diminishment of the Executive's position and responsibilities and substantially frustrate the purpose of the Executive's commitment to the Company and forbearance of career options.

D. The parties recognize that in light of the above-described commitment and forbearance of career options, it is essential that, for the benefit of the Company and its stockholders, provision be made for a Change of Control Termination (as defined below) in order to enable the Executive to accept and effectively continue in the Executive's position in the face of inherently disruptive circumstances arising from the possibility of a Change of Control, although no such change is now contemplated or foreseen.

1-EXECUTIVE EMPLOYMENT AGREEMENT

NOW, THEREFORE, for valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                     ARTICLE 1

                                    DEFINITIONS

1.1 "BASE SALARY" shall mean regular cash compensation paid on a periodic basis exclusive of benefits, bonuses or incentive payments.

1.2  "BOARD" shall mean the Board of Directors of Protocol Systems, Inc.

1.3 "DISABILITY" shall mean the inability of the Executive to perform the essential functions of his position under this Agreement with or without reasonable accommodation because of physical or mental incapacity for a continuous period of five (5) months, as reasonably determined by the Company after consultation with a qualified physician selected by the Company.

1.4 "COMPANY" shall mean Protocol Systems, Inc. and, any successor in interest by way of consolidation, operation of law, merger or otherwise.

1.5 "CONFIDENTIALITY AGREEMENT" shall mean that certain Non-competition and Confidentiality Agreement dated 1 AUGUST 1999 by and between the Company and Executive.

                                     ARTICLE 2

                            EMPLOYMENT, DUTIES AND TERM

2.1 EMPLOYMENT. Upon the terms and conditions set forth in this Agreement, the Company hereby employs the Executive in the position of PRESIDENT AND CHIEF EXECUTIVE OFFICER, and the Executive accepts such employment.

2.2 DUTIES. The Executive shall devote his full-time and best efforts to the Company and to fulfilling the duties of his position which shall include such duties as may from time to time be assigned him by the Chairman of the Board and the Board, provided that such duties are reasonably consistent with the Executive's position. The Executive shall comply with the Company's policies and procedures to the extent they are not inconsistent with this Agreement, in which case the provisions of this Agreement prevail.

2.3 TERM. This Agreement shall remain in effect until the earlier of (i) termination pursuant to Article 4 or Article 6 of this Agreement or (ii) two years and five months from the date of this Agreement. Thereafter, this agreement will be renewed automatically for successive one-year terms unless six
(6) months notice of non-renewal is given by either party to the other.

                                     ARTICLE 3

                             COMPENSATION AND EXPENSES

3.1 BASE SALARY. For all services rendered under this Agreement, the Company shall pay Executive a Base Salary that is not less than Executive's Base Salary as of the date of this

2-EXECUTIVE EMPLOYMENT AGREEMENT

Agreement. If the Executive's salary is increased from time to time during the term of this Agreement, the increased amount shall be the Base Salary for the remainder of the term and any extensions. All amounts payable to the Executive under this Agreement shall be reduced by such amounts as are required to be withheld by law.

3.2 BONUS AND INCENTIVE Bonus or incentive compensation shall be in the sole discretion of the Board. Except as otherwise provided in Article 6, the Company shall have the right in accordance with the terms of any bonus or incentive plan to alter, amend or eliminate all or any part of such plan, or the Executive's participation therein, without compensation to the Executive.

3.3 BUSINESS EXPENSES. The Company shall, in accordance with, and to the extent of, its policies in effect from time to time, reimburse all ordinary and necessary business expenses reasonably incurred by the Executive in performing his duties as an employee of the Company, provided that the Executive accounts promptly for such expenses to the Company in the manner prescribed from time to time by the Company. Executive has signed a Relocation Agreement. Said Agreement will not apply in the event of a termination without cause as defined in Article 4 or a change in control as defined in Article 6.

                                     ARTICLE 4
                                 EARLY TERMINATION

4.1 EARLY TERMINATION. This Article 4 governs termination of this Agreement at any time during the term of the Agreement; provided, however, that this Article shall not govern a "Change of Control Termination" as defined in Article 6. A Change in Control Termination is governed solely by the provisions of Article 6.

4.2 TERMINATION FOR CAUSE. The Company may terminate this Agreement and Executive's employment immediately for "Cause" as that term is defined herein, upon written notice to the Executive.

     4.2.1     "Cause" means any one of the following:  (a) fraud,
     (b) misrepresentation, (c) theft or embezzlement of the Company assets,
     (d) intentional violations of law involving moral turpitude, (e) the continued failure by the Executive to satisfactorily perform his duties as reasonably assigned to the Executive pursuant to Section 2.2 of this Agreement for a period of sixty (60) days after a written demand for such satisfactory performance which specifically and with reasonable detail identifies the manner in which it is alleged the Executive has not satisfactorily performed such duties, and (f) any material breach of the Confidentiality Agreement.

     4.2.2     In the event of termination for Cause pursuant to this
     Section 4.2, the Executive shall be paid his Base Salary through the date of termination specified in any notice of termination. The Executive will not be entitled to any bonuses or incentives that are not earned and payable at the time of the termination.

4.3 TERMINATION WITHOUT CAUSE. Either the Executive or the Company may terminate this Agreement and the Executive's employment without Cause by providing at least thirty (30) days'

3-EXECUTIVE EMPLOYMENT AGREEMENT
written notice; provided, however, that the Company shall have the option of making termination of the Agreement and termination of the Executive's employment effective immediately upon notice, in which case Executive shall be paid his Base Salary through a notice period of thirty (30) days. This
Section 4.3 shall not be applicable where Cause for termination exists.

     4.3.1 If the notice of termination is given by the Company, in addition to any other amounts payable to Executive, under this Section 4.3, the Company shall pay Executive within fifteen (15) days following termination, a lump sum amount equal to the Base Salary for the remaining term of the Agreement. The remaining term of the Agreement is defined as the difference between the last day of the Agreement as defined in Section 2.3(ii) and the date the Agreement was terminated as defined by the written notice.

     4.3.2 In the event that termination occurs pursuant to Section 4.3.1 then, in addition to the payments specified in said Section, the Company shall pay to the Executive bonuses, if any, as follows:

          4.3.2.1 Company shall pay Executive an amount equal to the annual bonus or annual incentive, if any, to which the Executive would otherwise have become entitled under any Company bonus or incentive plan in effect at the time of termination of this Agreement had the Executive remained continuously employed for the full fiscal year in which termination occurred and continued to perform his duties in the same manner as they were performed immediately prior to termination; provided, however, that such bonus or incentive amount shall be pro-rated to the date of termination. The amount payable pursuant to this
          Section 4.3.2.1 shall be earned and payable as of the date that is fifteen (15) days after the date such bonus, if any, would have been paid had the Executive remained employed for the full fiscal year.

     4.3.3 The Board authorized the issuance of an option to purchase 200,000 shares of stock as part of the original offer of employment. In the event of a Termination Without Cause as defined in paragraph 4.3, any unvested shares from that option will be handled as follows. If the Termination occurs on or before December 31, 2000, Executive shall be entitled to a total of 100,000 shares of the above mentioned option. Any unvested shares necessary to make up the difference between the 100,000 shares and any shares already vested will vest immediately. If the Termination occurs after December 31, 2000, all unvested shares, if any, of said option will vest immediately. Executive may exercise such options in accordance with the terms and conditions of the stock option plan and the agreement pursuant to which such options were granted

4.4 TERMINATION IN THE EVENT OF DEATH OR DISABILITY. This Agreement and Executive's employment shall terminate in the event of death or Disability of the Executive.

     4.4.1 In the event of the Executive's death, the Company shall pay an amount equal to six (6) month's Base Salary to the executor, administrator or other personal representative of the Executive's estate. The amount shall be paid as a lump sum as soon as practicable following Company's receipt of notice of the Executive's death. All such payments shall be in addition to any payments due pursuant to Section 4.4.3 below.

4-EXECUTIVE EMPLOYMENT AGREEMENT

     4.4.2 In the event of termination due to Executive's Disability, Base Salary shall be terminated as of the final day of the fifth month referenced in the definition of "Disability." Unless otherwise disqualified by the disability benefit program provider, this Section is not intended to limit the Executive from qualifying for and claiming disability benefits from any other disability program in which the Executive may be enrolled or otherwise for which he is qualified at the time of disability.

     4.4.3 In the event of termination by reason of the Executive's death or Disability, the Company shall pay to the Executive an amount equal to the amount the Executive would have received in incentive plan bonus for the year in which termination occurred had "target" goals been achieved, provided, however, that such amount shall be pro-rated to the date of termination. This amount shall be earned and payable as of the date that is fifteen (15) days after the date such bonus would have been paid had the Executive remained employed for the full fiscal year in which termination occurred.

4.5 CONTINUATION OF BENEFITS. In the event of termination of Executive's employment by the Company pursuant to Section 4.3.1 or termination due to Disability, the Company shall pay the applicable premiums for such group health plan continuation as Executive is entitled to under the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA") and shall continue such payment for the period of time the Executive is entitled to continue such coverage under COBRA.

4.6  ENTIRE TERMINATION PAYMENT.  The compensation provided for in this
Article 4 shall constitute the Executive's sole remedy for termination pursuant to this Article. The Executive shall not be entitled to any other termination or severance payment which may be payable to the Executive under any other agreement between the Executive and the Company preceding or following the date of termination.

                                     ARTICLE 5
                       CONFIDENTIALITY; CONFLICT OF INTEREST

5.1 PROPRIETARY INFORMATION. Executive shall keep confidential, except as the Company may otherwise consent in writing, and not disclose or make any use of except for the benefit of the Company, at any time either during or subsequent to his employment by the Company, any Proprietary Information which he may produce, obtain or otherwise acquire during the course of his employment. As used herein, "Proprietary Information" shall include any trade secrets, confidential information, knowledge, data, or other information of the Company relating to products, processes, know-how, designs, formulae, test procedures and results, customer lists, business plans, marketing plans and strategies, and pricing strategies, or other subject matter pertaining to any business of the Company for any of its clients, customers, consultants, licensees of affiliates, which information is not in the public domain at the time of the alleged breach. In the event of the termination of the Executive's employment for any reason whatsoever, Executive shall promptly return all records, materials, equipment, drawings and the like pertaining to any Proprietary Information.

5.2 COVENANT NOT TO COMPETE. Executive acknowledges that he will provide special skills, and acquire special information, regarding the activities of the Company. Executive agrees,

5-EXECUTIVE EMPLOYMENT AGREEMENT
therefore, that he will not, for a period of twelve (12) months from and after the date he ceases to be employed by the Company, join, control or participate in the ownership, management, operation or control of or be connected with, any business located in the United States of America whose commercial products are in direct competition with the Company or which is developing products which will be in direct competition with the Company, in such a manner and position that he would likely use Proprietary Information, unless released from such obligation by the Board of Directors of the Company. Executive agrees that he shall be deemed to be connected with a business if such a business is carried on by a partnership in which he is a general or limited partner or employee of a corporation or association of which he is a shareholder, officer, director, employee, member, consultant or agent; provided, that nothing herein shall prohibit the purchase or ownership by him of shares of less than five percent (5%) in a publicly or privately held corporation. Executive agrees to submit a list of such business interests in Exhibit A attached hereto and incorporated by reference herein.

5.3 CONSENT TO INJUNCTION. Executive agrees that the Company will or would suffer an irreparable injury if Executive were to compete with the business of the Company or any of its subsidiaries in violation of this Agreement and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction and Executive stipulates to the entering of such injunctive relief prohibiting him from competing with the Company or any present affiliate of the Company in connection with the business of the Company, in violation of this Agreement.

5.4  SEVERABILITY.  The parties intend that the covenants contained in Section
5.2 be deemed to be separate covenants as to each county and state, and that if in any judicial proceeding a court shall refuse to enforce all of the separate covenants included herein because, taken together, they cover too extensive a geographic area or because any one includes too large an area or because they cover too large a period of time, the parties intend that such covenants shall be reduced in scope to the extent required by law or, if necessary, eliminated from the provisions hereof, and that all of the remaining covenants hereof not so affected shall remain fully effective and enforceable.

5.5 ASSIGNMENT OF INVENTIONS. As used in this Agreement, "inventions" shall include, but not be limited to, ideas, improvements, designs, and discoveries. Executive hereby assigns and transfers to the Company entire right, title and interest in and to all inventions whether or not conceived by Executive (whether made solely by Executive or jointly with others) during the period of his employment with the Company which relate in any manner to the actual or demonstrably anticipated business, work, or research and development of the Company or its subsidiaries, or result from or are suggested by any tasks assigned to Executive or any work performed by Executive for or on behalf of the Company or its subsidiaries. Executive agrees that all such inventions are sole property of the Company, provided, however, that this Agreement does not require assignment of any invention if such assignment would contravene applicable state law.

5.6 DISCLOSURE OF INVENTIONS, PATENTS. Executive agrees that in connection with any invention as defined in Section 5.5, above:

     5.6.1 Executive will disclose such invention promptly in writing to the Board, regardless of whether he believes the invention is protected by applicable state law, in order to permit

6-EXECUTIVE EMPLOYMENT AGREEMENT
     the Company to claim rights to which it may be entitled under this Agreement. Such disclosure shall be received in confidence by the Company.

     5.6.2 Executive will, at the Company's request, promptly execute a written assignment of title to the Company for any invention required to be assigned by Section 5.5 ("assignable invention") and Executive will preserve any such assignable invention as confidential information of the Company; and

     5.6.3 Upon request, Executive agrees to assist the Company or its nominee (at its expense) during and at any time subsequent to his employment in every reasonable way to obtain for its own benefit patents and copyrights for such assignable inventions in any and all countries, which inventions shall be and remain the sole and exclusive property of the Company or its nominee, whether or not patented or copyrighted. Executive agrees to execute such papers and perform such lawful acts as the Company deems to be necessary to allow it to exercise all right, title, and interest in such patents and copyrights.

     5.6.4 Executive agrees to submit a list of inventions made prior to his employment by the Company on Exhibit B attached hereto and incorporated by reference herein.

5.7 EXECUTION OF DOCUMENTATION. In connection with Section 5.5 and Section 5.6, Executive further agrees to execute, acknowledge and deliver to the Company or its nominee upon request and at its expense all such assignments of inventions, patents, and copyrights to be issued therefor, as the Company may determine necessary or desirable for which to apply. Executive agrees to obtain letters, patents, and copyrights on such assignable inventions in any and all countries and/or protect the interest of the Company or its nominee in such inventions, patents and copyrights and to vest title thereto in the Company or its nominee.

5.8 OTHER OBLIGATIONS. Executive acknowledges that the Company from time to time may have agreements with other persons or with the U.S. Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. Executive agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company thereunder.

5.9 TRADE SECRETS OF OTHERS. Executive represents that his performance of all the terms of this Agreement and as an employee of the Company such employment does not and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by Executive in confidence or in trust prior to his employment with the Company. Executive will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others. Executive agrees not to enter into any agreement either written or oral in conflict herewith.

5.10 CONFLICT OF INTEREST. During Executive's employment with the Company, Executive will engage in no activity or employment which may conflict with the interest of the Company and will comply with the Company's policies and guidelines pertaining to business conduct and ethics.

5.11 PREVIOUS AGREEMENTS.   Executive represents and warrants to the Company
that as of the date of this Agreement, he has fully complied with the terms of the Confidentiality Agreement.

7-EXECUTIVE EMPLOYMENT AGREEMENT

Executive's obligations under this Agreement are in addition to, do not limit, and are not limited by, Executive's Confidentiality Agreement. To the extent any provision of the Confidentiality Agreement conflicts with the provisions of this Agreement, the provisions of this Agreement control.

5.12 SURVIVAL OF OBLIGATIONS. The provisions of this Article 5 shall survive termination of this Agreement.


                                     ARTICLE 6

                                 CHANGE OF CONTROL

6.1 DEFINITIONS. For purposes of this Article 6, the following definitions shall be applied:

     6.1.1     "CHANGE OF CONTROL" shall mean any of the following events:

          6.1.1.1 a merger or consolidation to which the Company is a party if the individuals and entities who were stockholders of the Company immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power for election of directors of the surviving corporation immediately following the effective date of such merger or consolidation; or

          6.1.1.2 the direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), in the aggregate, of securities of the Company, representing twenty percent (20%) or more of the total combined voting power of the Company's then issued and outstanding securities, by any person or entity, or group of associated persons or entities acting in concert; or

          6.1.1.3 the sale of all or substantially all of the assets of the Company to any person or entity which is not a subsidiary of the Company; or

          6.1.1.4 the stockholders of the Company approve any plan or proposal for the liquidation of the Company; or

          6.1.1.5 a change in the composition of the Board at any time during any consecutive 24-month period such that the Continuity Directors cease for any reason to constitute at least a seventy percent (70%) majority of the Board. For purposes of this clause, "Continuity Directors" means those members of the Board who either:

               6.1.1.5.1 were directors at the beginning of such consecutive 24-month period; or

               6.1.1.5.2 were elected by, or on the nomination or recommendation of, at least a two-thirds (2/3) majority of the then-existing Board.

     6.1.2 "CHANGE OF CONTROL TERMINATION" shall mean, with respect to the Executive, any of the following events occurring during the term of the
     Agreement:

8-EXECUTIVE EMPLOYMENT AGREEMENT

          6.1.2.1 Termination of the Executive's employment by the Company for any reason other than for Cause, as Cause is defined in Section 4.2 of this Agreement.

          6.1.2.2 Termination of employment with the Company by the Executive pursuant to Section 6.2 of this Article 6. A Change of Control Termination shall not, however, include termination by reason of death or Disability.

     6.1.3 "GOOD REASON" shall mean a good faith determination by the Executive, in the Executive's reasonable judgment, that any one or more of the following events has occurred without the Executive's express written consent, after a Change of Control, and the Company's failure to correct such occurrence for a period of thirty (30) days following Executive's written notice to Company identifying the event alleged to provide Good Reason and stating Executive's intent to invoke Section 6.2 of this Article 6.

          6.1.3.1 A change in the Executive's reporting responsibilities, titles or offices as in effect immediately prior to the Change of Control, or any removal of the Executive from, or any failure to re-elect the Executive to, any of such positions, which has the effect of materially diminishing the Executive's responsibility or authority;

          6.1.3.2 A reduction by the Company in the Executive's Base Salary as in effect immediately prior to the Change of Control;

          6.1.3.3 A requirement by the Company that the Executive be based anywhere other than within twenty-five (25) miles of the Executive's job location at the time of the Change of Control;

          6.1.3.4 A material diminishment of Executive's pension, bonus, incentive, stock ownership, purchase, option, life insurance, health, accident, disability, or any other employee compensation or benefit plan, program or arrangement and/or any membership (collectively, "Benefit Plans"), in which the Executive is participating immediately prior to a Change of Control; or the taking of any action by the Company that would materially adversely affect the Executive's participation or materially reduce the Executive's benefits under any Benefit Plans or Benefit Plan;

          6.1.3.5   Any material breach of this Agreement by the Company.

     6.1.4 "INTERNAL REVENUE CODE" -- Any references to a section of the Internal Revenue Code shall mean that section of the Internal Revenue Code of 1986, or to the corresponding section of such Code, as from time to time amended.

6.2 CHANGE OF CONTROL TERMINATION RIGHT. During the term of the Agreement and following a Change of Control, the Executive shall have the right, at any time, to terminate employment with the Company for Good Reason. Such termination shall be accomplished by, and effective upon, the Executive giving written notice to the Company of the Executive's decision to terminate. Except as otherwise expressly provided in this Agreement, upon the exercise of said right, all obligations and duties of the Executive under this Agreement shall be of no further force and effect.

9-EXECUTIVE EMPLOYMENT AGREEMENT

     6.2.1 CHANGE OF CONTROL TERMINATION PAYMENT. In the event of a termination pursuant to Section 6.2, without further action by the Board, the Company shall, within thirty (30) days of such termination, make a lump sum payment to the Executive, equal to the Base Salary for the remaining term of the Agreement. The remaining term of the Agreement is defined as the difference between the last day of the Agreement as defined in Section
     2.3 and the date the Agreement was terminated as defined by the written notice.

     6.2.2 In addition to the amounts paid pursuant to Section 6.2.1 the Company shall pay to the Executive an amount equal to the annual bonus or annual incentive, if any, to which the Executive would otherwise have become entitled under any Company bonus or incentive plan in effect at the time of termination of this Agreement had the Executive remained continuously employed for the full fiscal year in which termination occurred and continued to perform his duties in the same manner as they were performed immediately prior to termination; provided, however, that such bonus or incentive amount shall be pro-rated to the date of termination. The amount provided by this Section 6.2.2 shall be earned and payable on the date that is fifteen (15) days after the date Executive would have been paid an annual incentive bonus had he remained with the Company for the fiscal year in which termination occurs.

     6.2.3 Notwithstanding anything in this Agreement to the contrary, in the event any of the payments to the Executive under this Agreement would constitute an excess parachute payment pursuant to Section 280 G of the Internal Revenue Code, the amount payable pursuant to Section 6.2.2 shall be reduced by the minimum amount necessary such that none of the compensation payable to Executive as a result of a Change in Control shall constitute an excess parachute payment.

6.3 INTEREST. In the event the Company does not make timely payment in full of the Change of Control Termination payment described in Section 6.2, the Executive shall be entitled to receive interest on any unpaid amount at the lower of: (a) prime rate of interest (or such comparable index as may be adopted) established from time to time by the Company's principal banking institution or (b) the maximum rate permitted under Section 280G(d)(4) of the Internal Revenue Code.

6.4 CONTINUATION OF BENEFITS. In the event of termination of Executive's employment pursuant to Section 6.2 herein, the Company shall pay the applicable premiums for such group health plan continuation as Executive is entitled to under COBRA and such payment shall continue for the period of time the Executive is entitled to continue such coverage under COBRA.

6.5 VESTING OF STOCK OPTIONS. The Board authorized the issuance of an option to purchase 200,000 shares of stock as part of the original offer of employment.
In the event of a Change in Control Termination as defined in paragraph 6.1.2.1, any unvested shares from that option will be handled as follows. If the Change in Control Termination occurs on or before December 31, 2000, Executive shall be entitled to a total of 100,000 shares of the above mentioned option. Any unvested shares necessary to make up the difference between the 100,000 shares and any shares already vested will vest immediately. If the Change in Control Termination occurs after

10-EXECUTIVE EMPLOYMENT AGREEMENT

December 31, 2000, all unvested shares, if any, of said option will vest immediately. Executive may exercise such options in accordance with the terms and conditions of the stock option plan and the agreement pursuant to which such options were granted.

                                     ARTICLE 7
                                 GENERAL PROVISIONS

7.1 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and each subsidiary, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of the Company, and any such successor or assign shall absolutely and unconditionally assume all of the Company's obligations hereunder.

7.2 NOTICES. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address as set forth at the beginning of this Agreement. Either party may change its address, by notice to the other party given in the manner set forth in this Section. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the third business day thereafter or when it is actually received, whichever is sooner.

7.3 CAPTION. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

7.4 GOVERNING LAW. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Oregon.

7.5 MEDIATION. In case of any dispute arising under this Agreement which cannot be settled by reasonable discussion, the parties agree that, prior to commencing any arbitration proceeding as contemplated by Section 7.6 they will first engage the services of a professional mediator agreed upon by the parties and attempt in good faith to resolve the dispute through confidential non-binding mediation. Each party shall bear one-half (1/2) of the mediator's fees and expenses and shall pay all of its own attorneys' fees and expenses related to the mediation.

7.6 ARBITRATION. Any dispute concerning the interpretation, construction, breach or enforcement of this Agreement or arising in any way from Executive's employment with Company or termination of employment shall be submitted to final and binding arbitration. Such arbitration is to be before a single arbitrator in Portland, Oregon. In the event the parties are unable to agree upon an arbitrator, an arbitrator shall be appointed by the court pursuant to ORS
36.320. The arbitration shall be conducted pursuant to the rules of the American Arbitration Association ("AAA") Employment Dispute Resolution Rules. Executive and the Company agree that the procedures outlined in Section 7.5 and
7.6 are the exclusive method of dispute resolution.

11-EXECUTIVE EMPLOYMENT AGREEMENT

7.7 ATTORNEY FEES. If any action at law, in equity or by arbitration is taken to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled, including fees and expenses on appeal.

7.8 CONSTRUCTION. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

7.9 WAIVERS. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

7.10 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon the Executive, his administrators, executors, legatees, and heirs. In that this Agreement is a personal services contract, it shall not be assigned by the Executive.

7.11 MODIFICATION. This Agreement may not be and shall not be modified or amended except by written instrument signed by the parties hereto.

7.12 ENTIRE AGREEMENT. This Agreement together with the Confidentiality Agreement, the June 16 offer of employment letter, and the Relocation Agreement referred to in the offer of employment constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon. This Agreement replaces and supersedes all prior employment agreements or understandings of the parties hereto; provided, however, that the Confidentiality Agreement continues in full force and effect according to its terms.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

EXECUTIVE                               PROTOCOL SYSTEMS, INC.

/s/ Robert F. Adrion                    By /s/ David F. Bolender
-----------------------------------       ---------------------------------
       Robert F. Adrion                    David Bolender, Chairman & CEO

Date:  July 7, 1999                     Date  July 5, 1999
     ------------------------------         -------------------------------

12-EXECUTIVE EMPLOYMENT AGREEMENT